Exhibit 11


                      GOLD STANDARD, INC. AND SUBSIDIARIES
                    Computation of Net Loss per Common Share
                             Years Ended October 31,

                                              2001              2000             1999
                                              ----              ----             ----
Numerator:
   Net loss attributable to common
      shares                              $ (678,410)      $  (597,680)     $  (778,438)

Denominator:
   Weighted average common share
      outstanding                          1,269,858         1,251,228        1,169,858

Basic and diluted loss per share:
   Net loss attributable to
      common shares                       $     (.53)      $      (.48)     $      (.67)


NOTE 1 - Warrants to purchase shares of common stock were outstanding during 2001, 2000, and 1999 but were not included in the computation of diluted loss per share because the warrants' exercise price was greater than the average market price of the common shares.